CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

SUNRISE ENERGY, INC.

     Sunrise Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

     FIRST:    That the Board of Directors of the Corporation has adopted resolutions proposing and declaring advisable the following Amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

RESOLVED, that Article I of the Corporation’s Amended and Restated Certificate of Incorporation will be superseded and amended to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Sunrise Energy Resources, Inc.

     SECOND:    That the holders of a majority of the issued and outstanding shares of the Corporation’s common stock, $0.001 par value, the only class of voting securities outstanding, have approved the said Amendment in accordance with the provisions of Section 212 of the General Corporation Law of the State of Delaware.

     THIRD:    That the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by David A. Melman, its President and its Secretary, as of the 4th day of October, 2004.

SUNRISE ENERGY, INC. (to be SUNRISE ENERGY RESOURCES, INC.) By /s/ David A. Melman David A. Melman, President and Secretary